EXHIBIT 99.1


December 22, 2008


Dear Mr. _______,

Thank you again for your investment in College Tonight, Inc. I want to take the opportunity to apprise you of our significant progress.

Our focus has always been in harnessing the power of the college demographic, a group with a spending power that is arguably somewhat recession proof. 2008 has been a challenging year for many companies, including ours, but we've achieved a tremendous amount of development throughout the year and our future looks increasingly bright. The initial rollout of The Quad, our online portal, was a success. As of today, The Quad is up and running at campuses across the country, and we are actively adding additional schools to our network.

The remainder of this letter outlines our plans for The Quad and why I believe we are on the cusp of commercial viability. While my words, I hope, will leave you with a sense of optimism as we enter 2009, I also want to give you the opportunity to "touch and feel" the product that you've helped to create. Company management is more experienced and cohesive than ever, and there is a well-defined path for the development and operation of the company within the social media landscape. The opportunity for this brand has never been more timely, the environmental conditions never more conducive to our efforts, the demand for our service never more prevalent.

Our management team will be sponsoring a live thirty-minute webinar on January 20th, 2009 at 11am PST, to show you The Quad in living color. I believe that once you see The Quad in action, you will better appreciate why we are so encouraged about the future. We are providing a free service to college students that enriches their overall experience, while also enabling local and national businesses to tap into a market segment that continues to spend money and set trends for the general marketplace. Moreover, as students take advantage of special offers and unique opportunities made by the retail community, many are likely to develop bonds with brands that will last well beyond their college years. Our advertisers are likely to achieve solid returns on their marketing investments for years to come.

Please contact info@collegetonight.com if you are able to attend the webinar.
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Of course, should you have any questions concerning The Quad or College Tonight, please do not hesitate to contact me directly at zsuchin@collegetonight.com.
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Thank you again for your support of College Tonight.  On behalf of our entire staff, I wish you and your family a very health and prosperous 2009.

Sincerely,


Zachary R. Suchin
President & CEO


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ABOUT THE QUAD:

The Quad is an overarching collegiate platform that offers fundamental utility to college students in a grander social context, while revolutionizing how advertisers inherently reach this core demographic. It is not a typical "social network." The Quad is more than a network of students socializing with each other, keeping up with gossip, scrolling through pictures. There are no aggressively irrelevant banner advertisements encouraging students to "punch the monkey and win an iPod." The Quad offers a new breed of online advertising by providing services to students free of charge, subsidizing the costs through both local and national sponsorships. Students receive free services that they would otherwise pay for, advertisers reach the college demo in a way that is inherently part of the college experience, and CTI earns money. The future of online advertising is not in targeted ads or "pay per click;" it's in line with aforementioned cyclical model. We confidently preach a new frontier that many Internet businesses are sure to explore in due time.

Not only does The Quad serve a fundamental utility and enhance college life; it establishes a comfortably liberating and individually relevant atmosphere for the student populace. With an .edu requirement and the guidance of advisory board member, former FBI profiler John Douglas, students will no longer worry about their parents co-existing in a network environment, allowing for unprecedented free expression. Facebook and MySpace serve well as "boredom-killers" and networks for the masses. The Quad is specifically geared towards the very valuable college market, which consists of 20 million cultural tastemakers and trendsetters, boasting a discretionary dollar each year upwards of $80 billion. College students are arguably the most influential demographic in society, often setting pace for successful brands and entertainment.


PROOF OF PRODUCT:

Over the summer, we traveled to a dozen national fraternity and sorority conferences where we were invited to introduce our revolutionary product. The reaction was, as expected, extremely positive. In 6 weeks, we registered over 170 independent organizations that committed to utilizing The Quad as their central organizational tool. With the launch of The Quad on October 1st, 2008, a nationwide marketing initiative commenced in association with Lauren Conrad. Lauren is the star of The Hills, the number one show on MTV, the number one network for the college demographic. This tour, geared towards the broader collegiate population, was launched in four of the Nation's most college-saturated markets; Austin, Atlanta, Minneapolis and Boston. With nearly 100,000 votes cast for student participation in the fashion aspect of the tour, surging traffic, and an exponentially growing user base, October proved a phenomenal launch and overwhelming pacesetter for future momentum.


MARKET PENETRATION WITH THE 600 LB. GORILLA IN THE ROOM:

In order to appreciate our strategic market penetration, it's important to understand the evolution of social networking. Friendster found great success as the first mainstream social network, as basically the only player in the game. MySpace then followed suit with a great platform for self-promotion and a strong vehicle for both established and independent musicians. Facebook's success is rooted in its focus on college students- the Ivy League schools, then second and third tier universities, followed by all colleges, and eventually high schools, companies and finally the general public. Initially focusing on niche opportunity, and then feeding on the human desire for flow of community information, has served the world's largest social network well. They established a culture, a lifestyle, and a demand. Facebook, the 600 lb. gorilla, has however quickly become the status quo, which ironically works against its initial desire to exist as the hub for college communities. College students inherently want what's new and fresh, which is why the college demographic incubates so many global trends.

The Quad's approach is simple, yet effective; focus on the most socially prominent campus influencers in a very niche manner: event promoters/planners, athletes and the Greek community. Event planners are well targeted through our robust ticketing and events platform. Athletes are targeted through a variety of strategic partnerships that will grant us access to physical sporting events in arenas nationwide. The Greek community is serviced through the Greek Life module, which offers the gamut of absolutely essential tools for fraternities and sororities. Having already secured national usage of this platform by dozens of organizations, the Greek sect will be the backbone of The Quad's outreach. As the Greek community utilizes The Quad for a variety of purposes, such as promoting philanthropic events and selling tickets online, the remainder of the campus will be in tow. The general student bodies will additionally be targeted through innovative marketing strategies dispersed about the physical campus quads; The Shop (retail) certificates printed in the form of real-looking currency distributed throughout campus, custom caution tape surrounding each quad, spray chalk on the ground mysteriously leading to the quad on each campus, vast sticker campaigns and natural word-of-mouth.

College Tonight's The Quad is a platform that provides necessary utility in a greater social context. With nearly 5,000 Greek Chapters in the United States and more than 4 million college students associated with the Greek Community, The Quad's growth will organically develop within a free, secure environment, as chapter leaders require members to register and in turn chapters communicate with one another through the medium.

The Greek Life module cohesively offers free services that chapters already use but pay exorbitant sums of money for. We know of no commensurate service that arms chapters with this level of technology, security, and efficiency, controlling their dues collections, discussion forums, events promotions, sober driver system, alumni relations, file sharing, Greek-licensed merchandising, online chapter meetings and overall member participation. As the backbone of The Quad's growth and the bellwether of the social scene, the Greek community will effectively in turn attract the general collegiate populace.


REVENUE SOURCES:

With the social media juggernauts losing hundreds of millions of dollars a year, functioning in the red, buoyed by the coffers of their media conglomerate parent corps, The Quad introduces an entirely new business model to the landscape. The college demographic is in tune with everything that is happening online, yet they are equally influential offline. Current web properties are facing a major monetization predicament because they rely on targeted banner advertisements. This "best case scenario" methodology of online advertising, spearhead by Google, has proven the rock solid bandwagon for advertisers across the board. Google's success is in the sheer amount of ads they serve. The Quad revolutionizes the online advertising arena by projecting more effective branding in service subsidization. Click-throughs and traditional ads served on MySpace or Facebook do not have satisfactory success rates, proven by study after study both domestically and internationally. We believe it's time to kick the wooden wheels off this hackneyed stagecoach bandwagon.

The Quad is a platform where brands connect with students both online and offline. They choose what region, what town, what campus, which organization to connect with, affording large corporations and local businesses the same opportunity to effectively reach this core demo. The Sponsorship Highway offers the unique opportunity for both placement and search of sponsorship; an unprecedented conduit between national sponsors, local sponsors, venues, organizations, event promoters and photographers. Along with our expansive retail outfit and various premium services, the Sponsorship Highway will pave the way for effective brand ambassadorship through a methodology that allows students to discover brands, rather than suffering through uncreative, overt advertising techniques.


INVESTMENT OPPORTUNITY:

Our anticipated plan of operation for the next twelve months is to continue marketing and adding features to The Quad to enhance its attractiveness and utility to college students, to expand the brand to additional metropolitan areas and college campuses, and to continue our efforts to create and capture revenue opportunities available from the traffic we generate on The Quad. The company, at this time, has insufficient cash on hand to support current or anticipated operations. Although management has previously raised equity capital to fund operations, we must continue to seek new capital to vitalize the company. With a sense of some prudent urgency, we would very much appreciate your continued commitment in helping to support our growing user base and revenue generation. Interested parties with any variety of inquiries may contact me directly by either email (zsuchin@collegetonight.com) or by telephone
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(323) 966-5800.